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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. 1)*

                         Boulder Total Return Fund, Inc.
                                ----------------
                                (Name of Issuer)

                     Common Stock, $.01 par value per share
                     --------------------------------------
                         (Title of Class of Securities)

                                    101541100
                                    ---------
                                 (CUSIP Number)

                                  June 30, 2002
                                  -------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 101541100
          ---------

-------------------------------------------------------------------------------
  1. Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
          Alter Asset Management, Inc.
          I.D. No. 22-3172699
-------------------------------------------------------------------------------
  2. Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
-------------------------------------------------------------------------------
  3. SEC Use Only

-------------------------------------------------------------------------------
  4. Citizenship or Place of Organization
           Delaware
-------------------------------------------------------------------------------
 Number of Shares              5. Sole Voting Power
 Beneficially                       1,454,085
 Owned by                    --------------------------------------------------
 Each Reporting                6. Shared Voting Power
 Person With:
                             --------------------------------------------------
                               7. Sole Dispositive Power
                                    1,454,085
                             --------------------------------------------------
                               8. Shared Dispositive Power

-------------------------------------------------------------------------------
  9. Aggregate Amount Beneficially Owned by Each Reporting Person
           1,454,085
-------------------------------------------------------------------------------
 10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
 11. Percent of Class Represented by Amount in Row (9)
            15.4%
-------------------------------------------------------------------------------
 12. Type of Reporting Person (See Instructions)
            IA
-------------------------------------------------------------------------------

Item 1(a)     NAME OF ISSUER:

              Boulder Total Return Fund, Inc.

Item 1(b)     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              1680 38th Street, Suite 800
              Boulder, Colorado 80301

Item 2(a)     NAME OF PERSON FILING:

              Alter Asset Management, Inc.

Item 2(b)     ADDRESS OF PRINCIPAL BUSINESS OFFICE:

              731 Alexander Road, Suite 301
              Princeton, New Jersey 08540

Item 2(c)     CITIZENSHIP:

              State of Delaware

Item 2(d)     TITLE OF CLASS OF SECURITIES:

              Common Stock, $.01 par value per share

Item 2(e)     CUSIP NUMBER:

              101541100

Item 3        TYPE OF REPORTING PERSON:

              Investment Adviser, in accordance with section
              240.13d-1(b)(1)(ii)(E)

Item 4(a)     AMOUNT BENEFICIALLY OWNED AS OF JUNE 30, 2002:

              1,454,085

Item 4(b)     PERCENT OF CLASS:

              15.4%

Item 4(c)     NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

              (i)      Sole power to vote or to direct the vote:
                              1,454,085
              (ii)     Shared power to vote or to direct the vote:
                              N/A
              (iii)    Sole power to dispose or to direct the disposition of:
                              1,454,085
              (iv)     Shared power to dispose or to direct the disposition of:
                              N/A

Item 5        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

              N/A

Item 6        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

              N/A

Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
              COMPANY:

              N/A

Item 8        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

              N/A

Item 9        NOTICE OF DISSOLUTION OF A GROUP:

              N/A

Item 10       CERTIFICATION:

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

              SIGNATURE:

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                  July 9, 2002
                                  ---------------------------------------------
                                                     Date


                                  /s/ HOWARD T. ALTER
                                  ---------------------------------------------
                                                   Signature


                                  Howard T. Alter
                                  Chairman and Chief Executive Officer
                                  Alter Asset Management, Inc.
                                  ---------------------------------------------
                                                  Name/Title